Exhibit 99.10

Everbright Digital Holding Limited Unit 1A, 10/F C-Bons International Centre 108 Wai Yip Street Kwun Tong, Hong Kong	Your Reference: Our Reference: wk/2024/100/wk/ci

Attn.: Board of Directors

Date: February 25, 2025

Dear Sirs,

Re: Legal Opinion on Certain Hong Kong Legal Matters (the “Matter”) in relation to Hong Kong United Metaverse Limited

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

We were engaged as Hong Kong counsel to Everbright Digital Holding Limited (the “Listco”), a company incorporated under the laws of the Cayman Islands, and its subsidiaries incorporated in Hong Kong with limited liability, Hong Kong United Metaverse Limited (the “Company”), in connection with the Listco’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Listco with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder (the “Rules”), relating to the initial public offering (the “Offering”) by the Listco of its ordinary shares (the “Ordinary Shares”) and listing of the Listco’s Ordinary Shares on the Nasdaq Capital Market. We have been requested to give this opinion as to the matters set forth below.

A. Assumptions

For the purpose of giving this opinion, we have examined copies of due diligence documents provided by the Company and the Listco, and obtained other relevant documents as we deemed necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company and the Listco.

In rendering this opinion, we have assumed without independent investigation the following (the “Assumptions”):-

(i).	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Matter as originals (if any) are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii).	Each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii).	The Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or terminations have occurred, with respect to any of such Documents after they were submitted to us for the purposes of this opinion;

(iv).	The accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company and/or the Listco, including the Company’s confirmation issued by the authorized representatives of the Company dated February 24, 2025 (the “Company’s Confirmation”) to us;

(v).	The information disclosed by company searches, other public searches and/or search conducted by I-OnAsia Limited (“I-OnAsia”) (an independent search agent) in Hong Kong are accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and/or the Listco, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi).	The laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii).	The instructions and information provided by the Company and/or the Listco are true and accurate to our best belief; and

(viii).	There has been no change in the information contained in the latest records of the Company and the Listco and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this opinion;

B. Opinions

Subject to the Assumptions and Qualifications (defined below), we are of the opinion that:-

(i).	Based on the certificate of incorporation issued by the Companies Registry of Hong Kong on March 31, 2021 for the Company, the Company is validly existing and in good standing under the laws of Hong Kong. No material non-compliance with the laws of Hong Kong has been found in respect of the Company’s business operations based on various searches which would materially and adversely affect the Company’s business operations. Based on the search conducted by I-OnAsia on January 21, 2025 and the Company’s Confirmation, as at the date of this opinion, we are not aware that the Company is involved in any material legal proceedings or any legal, governmental, arbitrative proceedings, actions, decisions, demands or orders before any competent court, government agency or arbitration body in Hong Kong;

(ii).	Based on the public searches conducted on February 24, 2025 and the Company’s Confirmation, there are no liens, charges and encumbrances on the shares of the Company;

(iii).	Based on the search conducted by I-OnAsia on January 21, 2025 and on the public searches conducted on February 24, 2025, there are no winding-up petitions filed against the Company;

(iv).	Based on the public searches conducted on February 24, 2025 and the Company’s Confirmation, save for the business registration certificate, the Company is not required to obtain any licenses and approvals for carrying out its businesses as described in the Registration Statement in Hong Kong;

(v).	The courts of Hong Kong may recognize and enforce judgments made by courts in other jurisdictions pursuant to statutory schemes including, for judgments dated (a) before January 29, 2024, the Mainland Judgments (Reciprocal Enforcement) Ordinance (Cap. 597); and (b) on or after January 29, 2024, the Mainland Judgments in Civil and Commercial Matters (Reciprocal Enforcement) Ordinance (Cap. 645) in relation to judgments in civil and commercial matters made by courts in the People’s Republic of China, and the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) in relation to judgments in civil and commercial matters made by courts in other specified jurisdictions, as well as under common law principles;

(vi).	The statements set forth in the Registration Statement under the caption “Prospectus Summary - Transfers of Cash to and from Our Subsidiaries,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (save for the financial statements and its related schedules and the financial data contained therein to which we express no opinion), “History and Corporate Structure,” “Regulations,” “Enforceability of Civil Liabilities,” and “Legal Matters” insofar as such statements purport to describe or summarize Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof; and

(vii).	The statements set forth in the Registration Statement under the caption “Material Tax Considerations – Hong Kong Taxation” are true and accurate in all material respects, and such statements constitute our opinions.

C. Qualifications

The opinion expressed above is subject to the following qualifications (“Qualifications”):-

(i).	Our opinion is limited to the laws of Hong Kong and of general application on the date hereof. We have not made investigation of, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong, and accordingly express or imply no opinion, whether directly or indirectly, on the laws of any jurisdiction other than Hong Kong;

(ii).	The laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii).	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv).	This opinion is issued based on the laws of Hong Kong that are currently in effect. For matters which are not explicitly provided for under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v).	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and the Company’s Confirmation, the Listco, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the Company’s internal records, corporate records, and other documents which may not be a complete and accurate representation or record of the matters contained therein.

(vi).	This opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this opinion should not be read independently;

(vii).	This opinion is strictly limited to the Matters stated herein and no opinion is implied or may be inferred beyond the Matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein; and

(viii).	As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on the Matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and/or the Listco or the rendering of this opinion.

D. Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Khoo & Co.

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